Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of WorldGate Communications, Inc. (the “Company”) on Form S-8, File Nos: 333-78943, 333-49612, 333-58346 and 333-62810, and on S-3, File No. 333-143323 of our report dated April 16, 2008, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of WorldGate Communications, Inc. as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006, which report is included in this Annual Report on Form 10-K of WorldGate Communications, Inc. for the year ended December 31, 2007.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
Melville, New York
April 16, 2008